NEUBERGER & BERMAN MANAGEMENT INCORPORATED
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B


Compensation pursuant to Paragraph 3 of the Income Managers Trust Management Agreement shall be calculated in accordance with the following schedule:

Neuberger & Berman Cash Reserves Portfolio
Neuberger & Berman Government Money Portfolio
Neuberger & Berman Limited Maturity Bond Portfolio
Neuberger & Berman Municipal Money Portfolio
Neuberger & Berman Municipal Securities Portfolio

 .25% on the first $500 million of average daily net assets .225% on the next $500 million of average daily net assets .20% on the next $500 million of average daily net assets .175% on the next $500 million of average daily net assets .15% of average daily net assets in excess of $2 billion



Neuberger & Berman High Yield Bond Portfolio

 .38% on the first $500  million of  average  daily net assets
 .355% on the next $500 million of average daily net assets .330% on the next $500 million of average daily net assets
 .305% on the next $500 million of average daily net assets .28% of average daily net assets in excess of $2 billion




DATED:  March 2, 1998